$870,218.05

Dated as of 10/19/2021

PROMISSORY NOTE

For value received, and on the terms and subject to the conditions set forth herein, Legalsimpli Software LLC, a corporation established under the laws of Puerto Rico (?) (the "**Company**"), hereby promises to pay LifeMD, Inc., a corporation incorporated under the laws of the State of Delaware (the "**Holder**"), the aggregate principal amount of eight hundred thousand, two hundred eighteen and 05/100 United States Dollars (US$ 870,218.05) on the dates and in the amount provided for in Section 3 hereof and, in any event, no later than the Termination Date (as defined below).

Section 1. *Certain Terms Defined.* The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

"Business Day" shall mean any day except a Saturday, Sunday, or other day on which commercial banks in New York are authorized by law to close.

"Company" shall have the meaning ascribed to it in the Preamble.

"Event of Default" shall have the meaning ascribed to it in Section 6.

"Final Termination Date" shall mean April 20, 2022, or such other later date as the Company and the Holder may mutually agree in writing.

"Holder" shall have the meaning ascribed to it in the Preamble.

"Material Adverse Effect" shall mean a material adverse effect on: (i) the legality, validity, binding effect or enforceability against the Company of this Promissory Note; (ii) the rights or remedies of Holder under this Promissory Note; (iii) the ability of Company to repay the Holder in full in accordance with the terms and conditions of this Promissory Note; or (iv) any litigation or breach of any term or condition of any agreement or document which presently exists or which may hereafter exist which may threaten the ability of Company to repay the Holder in full in accordance with the terms and conditions of this Promissory Note. For purposes of determining whether any of the foregoing changes, effects, impairments, or other events have occurred, such determination shall be made by Holder, in its sole and absolute discretion.

"Obligations" means, now existing or in the future, any debt, liability or obligation of any nature whatsoever (including any required performance of any covenants or agreements), whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, voluntary or involuntary, direct or indirect, absolute, fixed, contingent, ascertained, unascertained, known, unknown, whether or not from time to time decreased or extinguished and later deceased, created

or incurred, or obligations existing or incurred under this Promissory Note or any other agreement between any of the Company and the Holder, as such obligations may be amended, supplemented, converted, extended, or modified from time to time.

"Person" shall mean any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government, or agency or political subdivision thereof, or other entity.

"Promissory Note" shall mean this promissory note, as amended, restated, or supplemented from time to time.

"Termination Date" shall mean the earlier of the Final Termination Date or such date as declared by the Holder in accordance with Section 6.

Section 2. *Promissory Note Consideration.* This Promissory Note is being delivered in exchange for payment of cash proceeds equal to the Company of eight hundred thousand, two hundred eighteen and 05/100 United States Dollars (US$ 870,218.05).

Section 3. *Interest and Principal Payments.*

The principal amount of this Promissory Note shall bear interest at 2% per annum. Principal and interest shall be paid in six equal installments of one hundred thousand, nine hundred thirty-seven and 41/100 United States Dollars (US$ 147,937.41), payable on the 20th of each month or, if the 20th is not a Business Day, the earliest following Business Day, beginning in November 2021.

Section 4. *Optional Prepayments.*

The Company may prepay the principal amount together with any interest then owing in whole or in part at any time without penalty or premium.

Section 5. *Representations and Warranties of the Company.*

The Company represents and warrants to Holder that:

(a) this Promissory Note constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(b) the Company is (i) a corporation duly organized, legally existing and in good standing under the laws of its place of organization, (ii) has all requisite power and authority and all requisite government licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and execute, deliver and perform its obligations under this Promissory Note, and (iii) is duly qualified as a foreign corporation and is licensed and in good standing in all jurisdictions in which the nature of its business or location of its properties require such qualification or license;

(c) the Company's execution, delivery, and performance of this Promissory Note (i) has been duly authorized by all necessary corporate action of the Company, (ii) does not violate any provisions of the Company Certificate of Corporation or by-laws or any law, regulation, order, injunction, judgment, decree, or writ to which the Company is subject, and (iii) does not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained; and

(d) the execution, delivery and performance by the Company of this Promissory Note does not and will not result in the breach of any agreement, law, statute, or any judgment, decree or order entered into in a proceeding to which the Company is or was a party.

Section 6. *Events of Default.*

Each of the following events shall constitute an "Event of Default":

(a) any outstanding principal of this Promissory Note not paid on the Termination Date;

(b) a Material Adverse Effect shall occur;

(c) a material change in ownership of Company shall occur;

(d) a court shall enter a decree or order for relief in respect of Company in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Company or for any substantial part of the property of Company or ordering the winding up or liquidation of the affairs of Company; or

(e) Company shall commence a voluntary case under any applicable bankruptcy, insolvency, or other similar order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Company or for any substantial part of the property of the Company, or Company shall make any general assignment for the benefit of creditors.

If any Event of Default described in clauses (a) through (c) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Holder may immediately declare all or any portion of the unpaid principal amount of this Promissory Note to be due and payable, whereupon the full unpaid amount of this Promissory Note which shall be so declared due and payable, without further notice, demand, or presentment. Upon failure to pay the principal amount of this Promissory Note on the Termination Date, the Holder, without any notice to the Company, which notice is expressly waived by the Company, may proceed to protect, enforce, exercise, and pursue any and all rights and remedies available to the Holder under this Promissory Note and any other agreement or instrument, and any all rights and remedies available to the Holder at law or in equity.

Section 7. *Powers And Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default.*

No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

Section 8. *Transfers.*

The Company may transfer or assign this Promissory Note to any Person; provided, however, that the Company obtains the prior written consent of the Holder.

Section 9. *Modification.*

The Promissory Note may be modified only with the written consent of the Company and the Holder.

Section 10. *Expenses.*

The Company agrees to pay and reimburse Holder upon demand for all costs and expenses that the Holder may reasonably incur in connection with (i) the exercise or enforcement of any rights or remedies granted hereunder or otherwise available to it, or (ii) the failure by Company to perform or observe any of the provisions hereof. The provisions of this Section shall survive the

execution and delivery of this Promissory Note, the repayment of any or all of its principal or interest owed pursuant thereto, and the termination of this Promissory Note.

Section 11. *Notices*.

Any notice, request, or other communication to be given or made under this Promissory Note to the parties shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile), or facsimile (with a hard copy delivered within 2 Business Days) to the party to which it is required or permitted to be given or made at such party's address specified below, it being understood that the failure to deliver a copy of any such notice, request or communication to a party to whom copies are to be sent shall not affect the validity of such notice, request or other communication or constitute a breach of this Promissory Note.

If to the Company:

Sean Fitzpatrick
Legal Simpli
53 Calle Palmeras, Suite 802
San Juan, PR 00901
Telephone: (510) 505-4131
sean@legalsimpli.com

If to the Holder:

Marc Benathen
LifeMD, Inc.
800 3rd Avenue
Suite 2800
New York, NY 10022
Telephone: (917) 902-3689
marc@lifemd.com

With a copy to (which shall not constitute notice):

Mark Josephs
LifeMD, Inc.
800 3rd Avenue
Suite 2800
New York, NY 10022
Telephone: (202) 904-4736
mark.josephs@lifemd.com

Section 12. *Governing Law*

This Promissory Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Promissory Note shall be governed by the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS PROMISSORY NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 13. *Miscellaneous*.

The parties hereby waive presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction of this Promissory Note. Any provision of this Promissory Note which is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Promissory Note shall bind the Company and its permitted successors and assigns. The rights under and benefits of this Promissory Note shall inure to the Holder and its successors and assigns.

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IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date set forth above.

COMPANY:

[BORROWER]

By: Sean Fitzpatrick
Name: Sean Fitzpatrick
Title: WorkSimpli Software LLC

Acknowledged and Agreed:

HOLDER:

[LENDER]

By: MDB
Name: Marc Benathen
Title: LifeMD, Inc., CFO